UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                                Alamo Group Inc.
                             ----------------------
                                (Name of Issuer)

                                     Common
                      ------------------------------------
                         (Title of Class of Securities)

                                    011311107
                              --------------------
                                 (CUSIP Number)

                                February 26, 2010
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                PAGE 1 OF 4 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tradewinds Global Investors, LLC                        02-0767178
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [_]
                                                                (b) [_]
       N/A
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware - U.S.A.
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            351,524
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             0
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               427,920

                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       427,920
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.64%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IA
--------------------------------------------------------------------------------


                                PAGE 2 OF 4 PAGES

Item 1(a) Name of Issuer:
          Alamo Group Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:
          1627 East Walnut
          Seguin, TX 78155
          UNITED STATES

Item 2(a) Name of Person Filing:
          Tradewinds Global Investors, LLC

Item 2(b) Address of the Principal Office or, if none, Residence:
          2049 Century Park East, 20th Floor
          Los Angeles, CA 90067

Item 2(c) Citizenship:
          Delaware - U.S.A.

Item 2(d) Title of Class of Securities:
          Common

Item 2(e) CUSIP Number:
          011311107

Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (e) [X] An investment advisor in accordance with section 240.13d-1(b)(1)(ii)(E)

Item 4    Ownership:
          (a)  Amount Beneficially Owned:
               427,920

          (b)  Percent of Class:
               3.64%

          (c)  Number of shares as to which such person has:

          (i)  sole power to vote or direct the vote: 351,524

         (ii)  shared power to vote or direct the vote: 0

        (iii)  sole power to dispose or to direct the disposition of:
               427,920

         (iv)  shared power to dispose or to direct the disposition of:
               0


                               PAGE 3 OF 4 PAGES

Item 5    Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

          Not applicable.

Item 8    Identification and Classification of Members of the Group:

          Not applicable.

Item 9    Notice of Dissolution of a Group:

          Not applicable.

Item 10   Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 9, 2010

                                      Tradewinds Global Investors, LLC

                                      By:   /s/ David B. Iben
                                            ------------------------------------
                                      Name: David B. Iben, CFA
                                      Title: Chief Investment Officer


                                PAGE 4 OF 4 PAGES